PRESS RELEASE


                                      September 10, 1997

Cotelligent Group, Inc.               FOR IMMEDIATE RELEASE
101 California Street                 For Information Contact:
Suite 2050                            James R. Lavelle, Chief Executive Officer
San Francisco, CA  94111              Daniel E. Jackson, Chief Financial Officer
Telephone: 415-439-6400               COTL #98-05


                        COTELLIGENT GROUP, INC.
                     ADOPTS STOCKHOLDER RIGHTS PLAN

         San Francisco, CA (September 10, 1997), Cotelligent Group, Inc. (the "Company"), a leading provider of information technology consulting and outsourcing services, announced today that its Board of Directors has declared a dividend on its shares of Common Stock (the "Common Shares") of preferred share purchase rights as part of a Stockholders Rights Plan (the "Plan").

         The Plan is designed to insure that all stockholders of the Company receive fair value for their Common Shares in the event of any proposed takeover of the Company and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to the Company's stockholders. At the present time the Company knows of no proposed or threatened takeover, tender offer or other effort to gain control of the Company.

         James R. Lavelle, Chairman and Chief Executive Officer of the Company, said, "We believe that this Plan protects stockholder interests in the event that the Company is confronted with coercive or unfair takeover tactics, including offers that do not treat all stockholder interests fairly or do not maximize the value of the Company, including the long-term gains which the stockholders could reasonably expect to receive if the Company remains independent."

         Mr. Lavelle stressed that "the Plan is not intended, nor will it operate, to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders. The Plan is designed to deal with the very serious
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problem of  unilateral  actions  by hostile  acquirors  that are  calculated  to deprive the Board and stockholders of their ability to determine the destiny of the Company. Acquisition offers that reflect the Company's fair value and that are made to all stockholders would not be affected by the Plan."

         Under the terms of the Plan, preferred share purchase rights (the "Rights") will be distributed as a dividend at the rate of one Right for each Common Share held as of the close of business on September 24, 1997. Stockholders will not actually receive certificates for the Rights at this time, but the Rights will become part of each Common Share. The number of Rights outstanding is subject to adjustment under certain circumstances and all Rights expire on September 24, 2007.

         Each Right will entitle the holder to buy 1/10,000 of a share of Series A Junior Participating Preferred Shares of the Company (the "Preferred Shares") at an exercise price of $90.00. Each Preferred Share fraction is designed to be equivalent in voting and dividend rights to one Common Share. The Rights will be exercisable and will trade separately from the Common Shares only if a person or group acquires beneficial ownership of 20% or more of the Company's Common Shares or commences a tender or exchange offer that would result in such a person or group owning 20% or more of the Common Shares. Only when one or more of these events occur will stockholders receive certificates for the Rights.

         If any person actually acquires 20% or more of Common Shares - other than through a tender or exchange offer for all Common Shares that provides a fair price and other terms for such shares - or if a 20%-or-more stockholder engages in certain "self-dealing" transactions or engages in a merger or other business combination in which the Company survives and its Common Shares remain outstanding, the other stockholders will be able to exercise the Rights and buy Common Shares of the Company having twice the value of the exercise price of the Rights. Additionally, if the Company is involved in certain other mergers where
its  shares  are   exchanged  or  certain  major  sales  of  its  assets  occur, stockholders will be able to purchase the other party's common shares in an amount equal to twice the value of the exercise price of the Rights. Upon the
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occurrence of any of these events, the Rights will no longer be exercisable into
Preferred Shares.

         The Company will be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a person has acquired a 20% ownership position in Common Shares of the Company. The Company in its discretion may extend the period during which it can redeem the Rights.

         Cotelligent Group, Inc. is a leading national provider of information technology consulting and outsourcing services and operates from offices located in 19 major metropolitan areas throughout the United States.

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